Exhibit 5

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) dated as of November 9, 2012 is made by and among Mill Road Capital, L.P., a Delaware limited partnership (“Mill Road”), Lane Five Partners LP, a Delaware limited partnership (the “Lane Five Fund”), Lane Five Capital Management LP, a Delaware limited partnership (the “Lane Five Advisor”), and Pleiades Investment Partners – LA, L.P., a Delaware limited partnership (the “Pleiades Fund”).

WHEREAS, the parties hereto are shareholders, direct and/or beneficial, of Learning Tree International, Inc., a Delaware corporation (“LTI”), Mill Road has submitted to a special committee of LTI’s Board of Directors a non-binding indication of interest to acquire 100% of the outstanding shares of LTI, and the other parties hereto wish to support any proposed acquisition of control of LTI by Mill Road or an affiliate thereof (any such proposed acquisition, a “Proposed Transaction”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Interested Parties hereby agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following capitalized terms shall have the following respective meanings ascribed to them:

“Acquire” shall mean, with respect to any LTI Securities, to acquire, or to acquire Beneficial Ownership of, whether by purchase, entering into an agreement or understanding with any person or group or otherwise, any LTI Securities or any right or title thereto or interest therein.

“Affiliates” shall mean, with respect to any Interested Party, persons that, directly or indirectly, control, are controlled by or are under common control with such Interested Party. For these purposes, “control” of a person shall mean the power to direct, or to cause the direction of, the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Owner” shall mean, with respect to any LTI Securities, a person who has Beneficial Ownership of such LTI Securities.

“Beneficial Ownership” shall mean, with respect to LTI Securities, beneficial ownership of such LTI Securities either pursuant to Rule 13d-3 promulgated under the Exchange Act or within the meaning of Delaware law.

“Competing Proposal” shall mean a proposal, offer or invitation to LTI, other than one made by Mill Road, that involves the acquisition of control of LTI, a sale of all or a substantial part of the assets of LTI, a restructuring or recapitalization of LTI, or any other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of a Proposed Transaction.

“Confidential Information” shall mean all information relating to (i) the existence or terms of, or any negotiations or discussions relating to, any Proposed Transaction or (ii) Mill Road or LTI, or their respective business affairs or finances, if such information is provided to any Restricted Person by Mill Road or any advisor thereto. The term “Confidential Information” shall not include any information that (A) was or becomes generally available to the public other than as a result of a disclosure by any Restricted Person in violation of this Agreement, (B) was or becomes available to any Restricted Person on a non-confidential basis from a source other than Mill Road, provided that such source was not known by such Restricted Person to be bound by any obligation to keep such information confidential, (C) is independently developed by any Restricted Persons without use or incorporation of, or reference to, any Confidential Information, or (D) is required to be disclosed by applicable law, regulation or a court of competent jurisdiction.

“Current Shareholder Securities” shall mean the LTI Securities of which any Interested Party or Affiliate thereof is a Beneficial Owner at the time that such Interested Party becomes an Interested Party hereunder. The Current Shareholder Securities shall be noted on Exhibit A attached hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Interested Party” and “Interested Parties” shall mean a party hereto and the parties hereto, respectively.

“LTI Securities” shall mean shares of common stock of LTI and any other equity securities of LTI, including any option, call, put or straddle, the underlying security of which is an equity security of LTI, as well as any swap, synthetic security and other derivative security or instrument, the value of which is solely and directly related to equity securities of LTI.

“Restricted Persons” shall mean, with respect to any Supporting Group Member, such Supporting Group Member and its Affiliates, and any of their respective officers, managers, employees, agents, auditors, partners, members, or consultants. If the term “Restricted Person” is used without reference to a Supporting Group Member, it shall mean any of the foregoing Restricted Persons with respect to any Supporting Group Member.

“Schedule 13D” shall mean any Schedule 13D, together with any amendment and/or restatement thereof, filed with the Securities and Exchange Commission by one or more Interested Parties in respect of the Interested Parties’ collective Beneficial Ownership of LTI Securities.

“Shareholder Securities” shall mean any Current Shareholder Securities and any LTI Securities of which any Interested Party or Affiliate thereof becomes the Beneficial Owner after becoming an Interested Party hereunder. In the event of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into LTI Securities), combination, reorganization, recapitalization or other like change, conversion or exchange of LTI Securities, or any other change in the corporate or capital structure of LTI, the term “Shareholder Securities” shall be deemed to refer to and include the Shareholder Securities, as well as all such stock dividends and distributions paid on the Shareholder Securities and any LTI Securities into which or for which any or all of the Shareholder Securities may be changed, converted or exchanged.

“Supporting Group Member” shall mean the Lane Five Fund, the Lane Five Advisor, the Pleiades Fund and any person added as a party hereto pursuant to Section 13.

“Termination Date” shall mean the date on which this Agreement terminates in accordance with its terms.

“Transfer” shall mean, with respect to any LTI Securities, to (i) offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of, (ii) enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or (iii) create any lien of any nature whatsoever with respect to, the case of any of the foregoing clauses (i), (ii) and (iii), such LTI Securities or any right or title thereto or interest therein.

“Voting Proxy” shall mean depositing any Shareholder Securities into a voting trust; or granting any proxy or power of attorney, or entering into a voting agreement or other arrangement, with respect to the voting of any Shareholder Securities.

Additional provisions regarding the construction of this Agreement are set forth in Section 17.

2.	LTI Securities.

(a) Restrictions. Except as otherwise contemplated by this Agreement or as mutually agreed by the Interested Parties in writing, each of the Interested Parties agrees that, after becoming an Interested Party hereunder and prior to the Termination Date, it will not, and will not permit any of its Affiliates to, directly or indirectly: (i) Transfer any LTI Securities other than in a Proposed Transaction; (ii) Acquire any LTI Securities other than in a Proposed Transaction; (iii) deposit any LTI Securities into, or grant, enter into or otherwise create, any Voting Proxy (other than a Voting Proxy entered into with the other Interested Parties); or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 2(a).

(b) Voting. Each Supporting Group Member hereby agrees that, after becoming a Supporting Group Member hereunder and prior to the Termination Date, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of LTI, however called, such Supporting Group Member shall appear at such meeting or otherwise cause any and all Shareholder Securities over which such Supporting Group Member has voting power to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all such Shareholder Securities, and with respect to any action by written consent of the shareholders of LTI, such Supporting Group Member shall execute and deliver such written consent, in the event of any of the foregoing: (i) in favor of the approval of any Proposed Transaction, and (ii) against any Competing Proposal. Each Supporting Group Member further agrees not to enter into any agreement or understanding with any person or group, the effect of which would be inconsistent with or violative of any provision contained in this Section 2(b).

(c) Appraisal Rights. Each Supporting Group Member hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of appraisal, dissenters’ rights or similar rights at any time in connection with any Proposed Transaction.

(d) Exceptions. The foregoing provisions of this Section 2 shall not prevent Mill Road or any Affiliate thereof from Acquiring any LTI Securities after the date hereof.

3.	Exclusivity.

Prior to the Termination Date, no Supporting Group Member shall, and each Supporting Group Member shall cause its Affiliates not to, without the knowledge and written consent of Mill Road, directly or indirectly, either alone or with any of its Affiliates: (i) make a Competing Proposal, or join with or invite any other person to be involved in the making of any Competing Proposal, or provide any information to any other person with a view to any other person’s pursuing or considering to pursue a Competing Proposal, or encourage or support (or provide encouragement or support to) any Competing Proposal or any person opposing a Proposed Transaction; (ii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance in support of any Competing Proposal; (iii) take any action that would have the effect of preventing, disabling or delaying such Supporting Group Member from performing its obligations under this Agreement; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do or omit to do, anything that is inconsistent with this Agreement, including entering into agreements, arrangements or understandings with LTI, or (v) aid, abet, counsel or induce any other person in doing any of the things mentioned in this Section 3. Each Interested Party shall notify the other Interested Parties promptly if it or, if applicable, any other Restricted Person with respect to it receives any approach or communication with respect to any Competing Proposal, or any approach or communication from LTI regarding a Proposed Transaction or any alternative to a Proposed Transaction, and shall disclose to the other Interest Parties the identity of any other persons involved and the nature and content of the approach or communication. The foregoing notwithstanding, Mill Road shall not be required to notify the Supporting Group Members regarding communications it receives from LTI regarding a Proposed Transaction unless such communication relates to a material change in the terms of such Proposed Transaction as reasonably determined by Mill Road.

4.	Cooperation.

(a) Each Interested Party hereby agrees that this Agreement shall be filed with the Securities and Exchange Commission as an exhibit to a Schedule 13D. Each of the Interested Parties acknowledges that it shall be responsible for the timely filing of any Schedule 13D, any amendment or restatement thereof and any other regulatory filing required to be filed by such Interested Party with respect to LTI or any LTI Securities (including any filing required by Section 16 of the Exchange Act), and for the completeness and accuracy of the information concerning such Interested Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that he or it knows or has reason to believe that such information is inaccurate. Each Interested Party agrees, to the extent required by, and in accordance with, applicable federal securities laws, to update promptly any information pertaining to such Interested Party, and to cause any Affiliate thereof to update promptly any information pertaining to such Affiliate, in any Schedule 13D.

(b) Each Supporting Group Member agrees that any regulatory filing (including any Schedule 13D and any filing required by Section 16 of the Exchange Act), press release or shareholder communication (each, a “Disclosure”) proposed to be filed or issued by one or more Interested Parties in connection with any Proposed Transaction or the Interested Parties’ activities contemplated by this Agreement shall be approved by Mill Road, which approval shall not be unreasonably withheld, conditioned or delayed. Mill Road shall have the right, upon request, to direct the preparation, and filing or issuance, of any Disclosure and to require that any Disclosure be made jointly by the Interested Parties (any Disclosure with respect to which Mill Road exercises this right being referred to herein as a “Joint Disclosure”). Mill Road shall give the Supporting Group Members reasonable opportunity to comment on any proposed Joint Disclosure before such Joint Disclosure is filed or issued, and shall consider any comments so made in good faith. If any Schedule 13D is a Joint Disclosure, each Supporting Group Member agrees to provide promptly any updates required by the last sentence of Section 4(a) to Mill Road. Except to the extent responsibility for such costs are divided pursuant to Section 8(b), Mill Road shall bear the following costs in connection with any Joint Disclosure: any filing fees, the costs of any filing agents, and the fees and disbursements of Mill Road’s legal counsel.

(c) Each Supporting Group Member shall execute and deliver such additional documents, and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective any Proposed Transaction and any other transactions contemplated by this Agreement or any Schedule 13D.

(d) Until the third anniversary of this Agreement, each of the Interested Parties agrees to cooperate, to the extent reasonable, including in a joint defense, with respect to any claim or action of any kind, at law or equity, or any appeal of any decision thereof, threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate the consummation of any Proposed Transaction or any matter contemplated by this Agreement or any Schedule 13D, or in a joint prosecution or other declaratory action which attempts to effectuate any matter contemplated by this Agreement or any Schedule 13D; provided that if any claim is pending by or against the Interested Parties on the third anniversary of this Agreement, this Agreement shall continue in full force and effect until such claim is finally resolved.

5.	Supporting Group Member Option.

If a Proposed Transaction is consummated, each Supporting Group Member shall have the option, but not the obligation, in connection with such consummation to convert or exchange, on terms to be agreed to by Mill Road, on the one hand, and the Supporting Group Members exercising such option, on the other hand, in good faith, any Shareholder Securities held by it into or for an ownership interest in an entity controlled by Mill Road (a “Proposed Transaction Parent”) that becomes a direct or indirect parent of LTI or a successor thereto as a result of such consummation, provided that each such Supporting Group Member complies with all applicable law and regulations in connection with such conversion or exchange and that, in connection therewith, each such Supporting Group Member complies with all disclosure and other legal and regulatory requirements related thereto.

6.	Confidentiality.

Without the prior written consent of Mill Road, and except as otherwise permitted herein, no Supporting Group Member shall, and each Supporting Group Member shall cause the other Restricted Persons with respect to it not to, disclose any Confidential Information to a third party. Notwithstanding the foregoing, the Restricted Persons may disclose Confidential Information to their respective lawyers and advisors in the event that such persons are bound by obligations of confidentiality at least as stringent as those set forth in this Agreement. No Supporting Group Member shall, and each Supporting Group Member shall cause the other Restricted Persons with respect to it not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or a Proposed Transaction.

7.	Representations and Warranties.

Each Interested Party hereby represents and warrants as to itself that:

(a) Ownership. Set forth on Exhibit A attached hereto (under the applicable heading for such Interested Party) is a true and complete list of the name of the Beneficial Owner, number and type of all LTI Securities of which such Interested Party or any Affiliate thereof has Beneficial Ownership as of the date that such person became an Interested Party hereunder. Each such Beneficial Owner has sole or shared voting power over such LTI Securities as indicated on such Exhibit A.

(b) No Voting Proxies. Such Interested Party represents that, other than as contemplated by this Agreement, it has not deposited any Shareholder Securities into, or granted, entered into or otherwise created, any Voting Proxy that is currently or will hereafter become effective.

(c) Authority; Validity. Such Interested Party has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Interested Party and the consummation by such Interested Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Interested Party. This Agreement has been duly executed and delivered by such Interested Party. If such Interested Party is executing and delivering this Agreement on behalf of another Interested Party, such executing Interested Party has all requisite capacity, power and authority to enter into this Agreement, and to sign any Schedule 13D, on behalf of such other Interested Party and to bind such other Interested Party to the terms hereof.

(d) Non-Contravention. To such Interested Party’s knowledge, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) such Interested Party under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any lien upon any of the properties or assets of such Interested Party under, any provision of (i) such Interested Party’s charter, bylaws, partnership agreement or other organizational documents, if applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to such Interested Party or (iii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to such Interested Party or any of such Interested Party’s properties or assets, other than any such conflicts, violations, defaults, rights, or liens that, individually or in the aggregate, would not impair the ability of such Interested Party to perform such Interested Party’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Interested Party is trustee or any other person, including any governmental authority, whose consent, approval, order or authorization is required by or with respect to such Interested Party for the execution, delivery and performance of this Agreement by such Interested Party or the consummation by such Interested Party of the transactions contemplated hereby.

8.	Expenses.

(a) Except as set forth in Section 4(b), unless and until a Proposed Transaction is consummated, each Interested Party shall be responsible for all expenses incurred by such Interested Party in connection with the matters contemplated hereby and not reimbursed by LTI (collectively, the “Transaction Expenses”), including its costs of negotiating, performing due diligence and closing any Proposed Transaction, its costs of legal counsel, accountants and other service professionals, the preparation and filing of any Schedule 13D, preliminary or definitive proxy statement or any other regulatory filing, the preparation and delivery of any letters, advertisements or solicitation of proxies, and its cost of any other actions or transactions contemplated hereby.

(b) The provisions of Section 8(a) notwithstanding, if a Proposed Transaction is consummated, the Interested Parties shall be jointly responsible for all Transaction Expenses incurred with respect to such Proposed Transaction in proportion to their respective equity ownership (determined on an as-converted to common stock or other applicable basis reasonably determined by Mill Road in its discretion) of the applicable Proposed Transaction Parent. Notwithstanding anything to the contrary herein, each Interested Party shall be fully responsible for all such expenses arising out of the gross negligence, fraud, bad faith or willful misconduct of such Interested Party or any Affiliate thereof.

9.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail (return receipt requested), or sent by overnight courier, by facsimile (upon confirmation of receipt) or by electronic mail, to (i) if to Mill Road, Mill Road Capital, L.P., 382 Greenwich Avenue, Suite

One, Greenwich, CT 06830, Attention: Justin Jacobs, (ii) if to any Supporting Group Member, the address set forth below such Supporting Group Member’s signature on the applicable signature page hereto, or (iii) if to any Interested Party, to such other address for such Interested Party as shall be specified by like notice, in all such cases, with a copy (which shall not constitute notice hereunder) to: Foley Hoag LLP, 155 Seaport Blvd., Boston, MA 02210, Attention: Peter M. Rosenblum, Esq.

10.	Amendments; Successors

No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by all of the Interested Parties. This Agreement shall inure to the benefit of and be binding on each Interested Party and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by any Interested Party in whole or in part, without the prior written consent of the other Interested Parties. The foregoing notwithstanding, this Agreement and Exhibit A attached hereto may and shall be amended to reflect any person’s becoming a party hereto pursuant to Section 13.

11.	Term and Termination.

(a) Term and Termination. The term of this Agreement shall begin on the date hereof and shall terminate upon the occurrence of any of the following events:

(i) the first anniversary of the date hereof;

(ii) the joint written consent of the Interested Parties to such termination;

(iii) the consummation of a Proposed Transaction;

(iv) the consummation of any transaction not involving Mill Road that results in the acquisition of control of LTI, a sale of all or a substantial part of the assets of LTI or, a restructuring or recapitalization of LTI;

(v) delivery of a written notice of termination pursuant to this clause (v) from all of the Supporting Group Members to Mill Road if Mill Road has materially breached this Agreement or committed a material violation of law relating to LTI;

(vi) delivery of a written notice of termination pursuant to this clause (vi) from Mill Road to the Supporting Group Members if any Supporting Group Member has materially breached this Agreement or committed a material violation of law relating to LTI; and

(vii) delivery of written notice by Mill Road to LTI that Mill Road has determined that it is no longer interested in pursuing a Proposed Transaction and delivery of notice of termination pursuant to this clause (vii) (which notice need not be written or otherwise comply with Section 9) from Mill Road to the Supporting Group Members.

(b) Termination Rights. If a Supporting Group Member materially breaches this Agreement or commits a material violation of law relating to LTI, instead of terminating this

Agreement pursuant to Section 11(a)(vi), Mill Road may elect in its discretion by written notice to such Supporting Group Member to terminate all of such Supporting Group Member’s rights under this Agreement. Any Supporting Group Member whose rights hereunder are so terminated will thereafter remain subject to such Supporting Group Member’s obligations hereunder except as otherwise determined by Mill Road in its discretion. If Mill Road materially breaches this Agreement or commits a material violation of law relating to LTI, and the Agreement is not terminated pursuant to Section 11(a)(v), any Supporting Group Member may elect, by written notice to Mill Road, to withdraw from this Agreement as an Interested Party. Upon Mill Road’s receipt of such a notice from an Interest Party so withdrawing and thereafter, such withdrawn Interested Party shall neither be a party to this Agreement nor have any rights or obligations under this Agreement.

(c) Continuing Obligations. Notwithstanding the foregoing, the obligations of the Interested Parties hereunder shall not be terminated while any claim or action of any kind, at law or equity, or any appeal of any decision thereof, is threatened in writing, initiated or pending which in any manner attempts to prevent, forestall or invalidate any of the actions or matters contemplated hereby. Any termination of this Agreement pursuant to this Section 11 shall occur without any liability or continuing obligation of any party to any other party except for obligations and liabilities that had accrued prior to termination of the Agreement; provided that Sections 1, 4 and 6 through 19, shall survive any such termination. Notwithstanding anything in this Agreement to the contrary, including any continuing obligations to cooperate hereunder, (i) upon termination of this Agreement, no Interested Party intends to be, and each shall no longer be, part of a “group” with the other Interested Parties for any purpose, including for purposes of the federal securities laws, and (ii) upon the withdrawal of an Interested Party pursuant to Section 11(b), such withdrawn Interested Party shall no longer be part of a “group” with the other Interested Parties for any purpose, including for purposes of the federal securities laws.

12.	No Partnership or Agency.

The Interested Parties are independent and nothing in this Agreement constitutes any Interested Party as the trustee, fiduciary, agent, employee, partner or joint venturer of any other Interested Party.

13.	Additional Parties.

Notwithstanding any other provision herein to the contrary, at any time and from time to time after the date hereof and prior to the Termination Date, one or more persons approved by Mill Road in its discretion may become parties to this Agreement as Supporting Group Members with the consent of the other Supporting Group Members, which consent may not be unreasonably conditioned, withheld or delayed. Any such person, as a condition to becoming such a party hereto, shall execute a counterpart signature page to this Agreement, whereby such person shall become a party to, and agree to be bound by, this Agreement as a Supporting Group Member and an Interested Party hereunder, and shall satisfy any other conditions determined by Mill Road. Upon any person becoming a party hereto pursuant to this Section 13, Mill Road shall amend Exhibit A attached hereto so that it notes the LTI Securities of which such person is a Beneficial Owner at the time that such person became an Interested Party. No person who becomes a party to this Agreement pursuant to this Section 13 shall have any rights hereunder other than those that apply generally to the other Supporting Group Members hereunder without the consent of Mill Road and such other Supporting Group Members, and Mill Road shall not enter into any other agreement with one or more Supporting Group Members for purposes of giving such Supporting Group Members rights in connection with any Proposed Transaction that are not offered to the other Supporting Group Members, provided that the foregoing clause shall not prevent the terms and conditions related to investment in the Proposed Transaction Parent from containing differential rights based upon material differences in the amount initially invested therein.

14.	Counterparts.

This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail with digital attachment (including .pdf or .tiff) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.	Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Interested Party (i) consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

16.	Captions.

The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

17.	Construction.

Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.” Any list of one or more items preceded by the word “include” or “including” shall not be deemed limited to the stated items but shall be deemed without limitation. The term “person” shall include an individual, corporation, association, joint venture, partnership, limited liability company, trust, governmental authority or other entity. As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

18.	Severability

If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.	Entire Agreement.

This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed and delivered as of the date first written above.

Mill Road Capital, L.P.

By:	Mill Road Capital GP LLC its general partner

By:	/s/ Justin C. Jacobs
Justin C. Jacobs
Management Committee Director

Lane Five Partners LP

By:	Lane Five Partners GP LLC, its general partner

By:	/s/ Lisa O’Dell Rapuano
Lisa O’Dell Rapuano
Managing Member

Address:

1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Attention: Lisa O’Dell Rapuano

Lane Five Capital Management LP

By:	Lane Five Capital Management, LLC its general partner

By:	/s/ Lisa O’Dell Rapuano
Lisa O’Dell Rapuano
Managing Member

Address:

1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Attention: Lisa O’Dell Rapuano

Pleiades Investment Partners – LA, L.P.

By:	Lane Five Capital Management LP its attorney-in-fact

By:	Lane Five Capital Management, LLC its general partner

By:	/s/ Lisa O’Dell Rapuano
Lisa O’Dell Rapuano
Managing Member

Address:

c/o Lane Five Capital Management LP
1122 Kenilworth Drive, Suite 313
Towson, MD 21204
Attention: Lisa O’Dell Rapuano

EXHIBIT A

INTERESTED PARTY	Interested Party Securities

Mill Road	831,771 shares of LTI’s common stock, $0.0001 par value (“Common Stock”)

AFFILIATED SHAREHOLDERS	Affiliated Shareholder Securities

Mill Road Capital GP LLC (1)	831,771 shares of Common Stock (1)
Mill Road Capital Management LLC (2)
Thomas E. Lynch (3)	831,771 shares of Common Stock (3)
Scott P. Scharfman (3)	831,771 shares of Common Stock (3)
Charles M. B. Goldman (3)
Justin C. Jacobs (3)

(1) These shares are held directly by Mill Road. Mill Road Capital GP LLC (the “MR GP”) is the sole general partner of Mill Road and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock held by Mill Road.

(2) Mill Road Capital Management LLC provides advisory and administrative services to the MR GP.

(3) These shares are held directly by Mill Road. Messrs. Lynch, Scharfman, Goldman and Jacobs are the Management Committee Directors of the MR GP. Each of Messrs. Lynch and Scharfman has the shared authority to vote and dispose of these shares on behalf of Mill Road and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock held by Mill Road.

INTERESTED PARTY	Interested Party Securities

Lane Five Fund	326,236 shares of Common Stock

AFFILIATED SHAREHOLDERS	Affiliated Shareholder Securities

Lane Five Partners GP LLC (3)	326,236 shares of Common Stock (3)
Lane Five Advisor (4)	See (4)
Lane Five Capital Management, LLC (4)	See (4)
Lisa O’Dell Rapuano (4)	See (4)

(3) These shares are held directly by the Lane Five Fund. Lane Five Partners GP LLC (the “LF Fund GP”) is the sole general partner of the Lane Five Fund and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock held by the Lane Five Fund.

(4) See the information provided on this Exhibit A for the Lane Five Advisor Interested Party.

INTERESTED PARTY	Interested Party Securities

Pleiades Fund	157,542 shares of Common Stock

AFFILIATED SHAREHOLDERS	Affiliated Shareholder Securities

Veritable Partnership Holding, Inc. (5)	157,542 shares of Common Stock (5)
Lane Five Advisor (6)	See (6)
Lane Five Capital Management, LLC (6)	See (6)
Lisa O’Dell Rapuano (6)	See (6)

(5) These shares are held directly by the Pleiades Fund. Veritable Partnership Holding, Inc. is the sole general partner of the Pleiades Fund and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock held by the Pleiades Fund.

(6) See the information provided on this Exhibit A for the Lane Five Advisor Interested Party.

INTERESTED PARTY	Interested Party Securities

Lane Five Advisor (7)	483,778 shares of Common Stock (7)

AFFILIATED SHAREHOLDERS	Affiliated Shareholder Securities

Lane Five Capital Management, LLC (8)	483,778 shares of Common Stock (8)
Lisa O’Dell Rapuano (9)	483,778 shares of Common Stock (9)

(7) 326,236 of these shares are held directly by the Lane Five Fund. The Lane Five Advisor has the power to vote and dispose of the shares of Common Stock held by the Lane Five Fund and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock held by the Lane Five Fund. 157,542 of these shares are held directly by the Pleiades Fund. The Lane Five Advisor has the power to vote and dispose of the shares of Common Stock held by the Pleiades Fund and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock held by the Pleiades Fund.

(8) The Lane Five Advisor has Beneficial Ownership of these shares. Lane Five Capital Management, LLC (the “LF Advisor GP”) is the sole general partner of the Lane Five Advisor and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock Beneficially Owned by the Lane Five Advisor.

(9) The LF Advisor GP may be deemed to have Beneficial Ownership of these shares. Ms. Rapuano is a managing member of the LF Advisor GP and, accordingly, may be deemed to be the indirect Beneficial Owner of the shares of Common Stock Beneficially Owned by the LF Advisor GP. Ms. Rapuano is also a managing member of the LF Fund GP and, accordingly, may be deemed to be the indirect Beneficial Owner of the 326, 236 shares of Common Stock Beneficially Owned by the LF Fund GP.